UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 27, 2016

THE MICHAELS COMPANIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-36501 (Commission File Number)	37-1737959 (IRS Employer Identification No.)

8000 Bent Branch Drive

Irving, Texas   75063

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (972) 409-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 27, 2016, Michaels Stores, Inc. (“MSI”), as lead borrower, and certain of its subsidiaries as borrowers or facility guarantors (collectively with MSI, the “Loan Parties”), Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent, collateral agent, issuing bank and swingline lender, the lenders party thereto and the other agents named therein entered into a Third Amended and Restated Credit Agreement (the “Amended Revolving Credit Agreement”) to amend various terms of MSI’s second amended and restated credit agreement, dated as of September 17, 2012.  The Amended Revolving Credit Agreement, together with related security, guarantee and other agreements, is referred to as the “Amended Revolving Credit Facility”.

The Amended Revolving Credit Facility provides for senior secured financing of up to $850 million, subject to a borrowing base, maturing on May 27, 2021 (the “Maturity Date”), subject to an earlier springing maturity date if certain of our outstanding indebtedness remains outstanding in principal amount in excess of $100 million and has not been repaid, redeemed, refinanced or cash collateralized or the administrative agent has not taken a reserve therefor as of the 60th day prior to the stated maturity date of such other indebtedness.  The borrowing base under the Amended Revolving Credit Facility equals the sum of (i) 90% of eligible credit card receivables and debit card receivables, plus (ii) 85% of eligible trade receivables, plus (iii) 90% (increasing to 92.5% for the period commencing on October 1st and ending on December 31st of each year) of the appraised net orderly liquidation value of eligible inventory, plus (iv) 90% (increasing to 92.5% for the period commencing on October 1st and ending on December 31st of each year) of the lesser of (x) the appraised net orderly liquidation value of inventory supported by eligible letters of credit and (y) the face amount of eligible letters of credit, minus (v) certain reserves.

The Amended Revolving Credit Facility provides MSI with the right to request up to $200 million of additional commitments under the Amended Revolving Credit Facility from the existing lenders and/or new lenders.  The lenders under the Amended Revolving Credit Facility will not be under any obligation to provide any such additional commitments, and any increase in commitments is subject to customary conditions precedent.  If MSI were to request any such additional commitments, and the existing lenders or new lenders were to agree to provide such commitments, the facility size could be increased to up to $1,050 million, but MSI’s and its co-borrowers’ (together, the “Borrowers”) ability to borrow under the Amended Revolving Credit Facility would still be limited by the borrowing base.

Borrowings under the Amended Revolving Credit Facility bear interest at a rate per annum equal to, at our option, either (a) a prime rate, determined by reference to the highest of (1) the prime rate of Wells Fargo, (2) the federal funds effective rate plus 0.50% and (3) a LIBO rate subject to certain adjustments plus 1.00%, or (b) a LIBO rate subject to certain adjustments, in each case plus an applicable margin. The initial applicable margin is 0.25% for prime rate borrowings and 1.25% for LIBO rate borrowings. The applicable margin is subject to adjustment each fiscal quarter based on the average daily Excess Availability under the Amended Revolving Credit Facility.  If average daily Excess Availability is less than 50% of the Loan Cap (as defined below), the applicable margin will be 0.50% for prime rate borrowings and 1.50% for LIBO rate borrowings, and if average daily Excess Availability is greater than or equal to 50% of the Loan Cap, the applicable margin will be 0.25% for prime rate borrowings and 1.25% for LIBO rate borrowings. Excess Availability under the Amended Revolving Credit Facility means the Loan Cap, plus the amount of unrestricted cash of the Loan Parties held in Wells Fargo accounts (subject to certain limitations), minus the outstanding credit extensions. Same-day borrowings bear interest at the prime rate plus the applicable margin.

The Borrowers are required to pay a commitment fee of 0.25% per annum on the unutilized commitments under the Amended Revolving Credit Facility.  In addition, the Borrowers must pay customary letter of credit fees and agency fees.

All obligations under the Amended Revolving Credit Facility are unconditionally guaranteed, jointly and severally, by Michaels Funding, Inc. (“Holdings”) and all of MSI’s existing domestic material subsidiaries and are required to be guaranteed by certain of MSI’s future domestic wholly-owned material subsidiaries (the “Subsidiary Guarantors”). All obligations under the Amended Revolving Credit Facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the assets of Holdings, MSI and the Subsidiary Guarantors, including:

•

a first-priority security interest in personal property consisting of inventory and related accounts, cash, deposit accounts, all payments received by Holdings, MSI or the Subsidiary Guarantors from credit card clearinghouses and processors or otherwise in respect of all credit card charges and debit card charges for sales of inventory by Holdings, MSI and the Subsidiary Guarantors, and certain related assets and proceeds of the foregoing;

•

a second-priority pledge of all of MSI’s capital stock and the capital stock held directly by MSI and the Subsidiary Guarantors (which pledge, in the case of the capital stock of any foreign subsidiary or foreign subsidiary holding company, is limited to 65% of the voting stock of such foreign subsidiary or foreign subsidiary holding company and 100% of the non-voting stock of such subsidiary); and

•

a second-priority security interest in, and mortgages on, substantially all other tangible and intangible assets of Holdings, MSI and each Subsidiary Guarantor, including substantially all of MSI’s and its subsidiaries’ owned real property and equipment.

If, at any time, the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the Amended Revolving Credit Facility exceeds the lesser of (i) the commitment amount and (ii) the borrowing base (the “Loan Cap”), we will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. If Availability under the Amended Revolving Credit Facility is less than the greater of (x) 10.0% of the Loan Cap and (y) $50 million for five consecutive business days, or if certain events of default have occurred, we will be required to repay outstanding loans and cash collateralize letters of credit with the cash we are required to deposit daily in a collection account maintained with the agent under the Amended Revolving Credit Facility. Availability under the Amended Revolving Credit Facility means the Loan Cap minus the outstanding credit extensions. We may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time without premium or penalty other than customary breakage costs with respect to LIBOR loans. There is no scheduled amortization under the Amended Revolving Credit Facility; the principal amount of the loans outstanding is due and payable in full on the Maturity Date.

From the time when we have Excess Availability less than the greater of (a) 10% of the Loan Cap and (b) $50 million, until the time when we have Excess Availability greater than the greater of (i) 10% of the Loan Cap and (ii) $50 million for 30 consecutive days, the Amended Revolving Credit Facility will require us to maintain a consolidated fixed charge coverage ratio of at least 1.0 to 1.0.

The Amended Revolving Credit Facility contains a number of covenants that, among other things and subject to certain exceptions, restrict MSI’s ability, and the ability of its subsidiaries that are Loan Parties, to:

•	incur or guarantee additional indebtedness;
•	pay dividends on MSI’s capital stock or redeem, repurchase or retire MSI’s capital stock;
•	make investments, loans, advances and acquisitions;
•	create restrictions on the payment of dividends, distributions or other amounts to MSI from its restricted subsidiaries;
•	engage in transactions with MSI’s affiliates;
•	sell assets, including capital stock of MSI’s subsidiaries;
•	prepay or redeem indebtedness;
•	consolidate or merge; and
•	create liens.

Certain covenants, including those limiting dividends and other restricted payments, investments, loans, advances and acquisitions, and prepayments or redemptions of indebtedness, each permit the restricted actions in an unlimited amount, subject to the satisfaction of certain payment conditions, principally that MSI must meet specified Excess Availability requirements and minimum consolidated fixed charge coverage ratios, to be tested on a pro forma basis as of the date of such restricted action and for the 90-day period preceding such restricted action.

The Amended Revolving Credit Facility also contains certain customary representations and warranties, affirmative covenants and provisions relating to events of default (including change of control and cross-default to material indebtedness).

The above summary of the Amended Revolving Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Revolving Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated by reference into this Item 1.01.

Certain lenders under the Amended Revolving Credit Facility, have engaged in, or may in the future engage in, transactions with, and perform services for, MSI and its affiliates in the ordinary course of business.

Item 2.03.Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.    Financial Statements and Exhibits.

(d)Exhibits.

Exhibit Number	Description
10.1

Third Amended and Restated Credit Agreement, dated as of May 27, 2016, by and among Michaels Stores, Inc., the other borrowers party thereto, the facility guarantors party thereto, Wells Fargo Bank, National Association, as administrative agent, collateral agent, issuing bank and swingline lender, the other lenders party thereto and the other agents named therein.

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MICHAELS COMPANIES, INC.

	By:	/s/ Charles M. Sonsteby
Charles M. Sonsteby
Chief Administrative Officer and Chief Financial Officer

Date: May 27, 2016

INDEX TO EXHIBITS

Exhibit Number	Description
10.1

Third Amended and Restated Credit Agreement, dated as of May 27, 2016, by and among Michaels Stores, Inc., the other borrowers party thereto, the facility guarantors party thereto, Wells Fargo Bank, National Association, as administrative agent, collateral agent, issuing bank and swingline lender, the other lenders party thereto and the other agents named therein.